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                                                                    EXHIBIT 10.1

March 5, 2004

James Moylan, Jr.
2804 Andrews Drive
Atlanta, GA 30305

Dear Jim:

I am pleased to extend the terms and conditions of your full time employment with PRG-Schultz USA, Inc. ("PRGS") as Executive Vice President, Chief Financial Officer, reporting to John Cook, Chairman and CEO, conditioned upon your signing this offer letter. We are very excited about your joining our organization and the opportunities for our mutual success.

The following confirms the terms and conditions of your employment:

1. Base Salary. Base salary of $375,000.00 per annum, paid $14,423.07 bi-weekly. Your performance will be reviewed annually, on or near March 1.

2. Performance Bonus. You will be eligible for an incentive bonus ("Incentive Bonus") which will include payout potentials of 40% of your base pay for achievement of annual target performance goals and payout potentials of 80% of your base pay for achievement of annual maximum performance goals, in accordance with PRGS's incentive bonus plan.

3. Options. You will be granted options to purchase 500,000 shares of Common Stock in PRG Schultz International, Inc. ("PRGX"). This grant will be made pursuant to the terms of your option agreement (ratably vesting over four years on each of four anniversaries of the date of issue).

         In the event of a change of control, any unvested stock options will vest immediately.

         For purposes of this Agreement, a "Change of Control" shall have occurred if:

                  (A) a majority of the directors of PRGX shall be persons other than persons:
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                           (1) for whose election proxies shall have been
                           solicited by the board; or

                           (2) who are then serving as directors appointed by the board to fill vacancies on the board caused by death or resignation, but not by removal, or to fill newly-created directorships; or

                  (B) a majority of the outstanding voting power of PRGX shall have been acquired or beneficially owned by any person (other than PRGX or a subsidiary of PRGX) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of voting stock of PRGX; or

                  (C) there shall have occurred:

                           (1) a merger or consolidation of PRGS with or into another corporation, other than (1) a merger or consolidation with a subsidiary of PRGX or (2) a merger or consolidation in which the holders of voting stock of PRGX immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

                           (2) a statutory exchange of shares of one or more classes or series of outstanding voting stock of PRGX for cash, securities or other property, other than an exchange in which the holders of voting stock of PRGX immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the PRGX stock is being exchanged; or

                           (3) the sale or other disposition of all or substantially all of the assets of PRGX, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of PRGX immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of PRGX are being sold; or

                           (4) the liquidation or dissolution of PRGX."

4. Car Allowance. You will receive an annual car allowance in the amount of $20,000.00 paid $1,666.67 monthly.

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5.       Employee Benefits. You will be eligible for participation in PRGS'
         Personal Benefits Plan, which offers a full suite of benefit services. You will receive your benefits package at your home address prior to your eligibility date. Medical, dental, and flexible spending account eligibility begins the first of the month following 30 days of employment. PRGS also offers a 401(k) Savings Plan and Employee Stock Purchase Plan. You will be eligible to participate in the 401(k) Savings Plan at the beginning of the month following your start date (if age 21 or over), and you will be eligible to participate in the Employee Stock Purchase Plan at the beginning of the next purchase period after you have completed six (6) months of employment.

6.       Severance Payments.

         (a) If your employment with PRGS is terminated for cause or if you voluntarily resign, you will receive your base salary prorated through the date of termination, payable in accordance with PRGS' normal payroll procedure, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

         (b) If your employment with PRGS is terminated by PRGS without cause you will receive your base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to continuation of your base salary for twelve (12) months payable bi-weekly conditioned upon signing an agreement and release. Except as provided in the immediately preceding sentence, you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary and severance payments will be paid in accordance with PRGS' normal payroll procedures.

         (c) If your employment with PRGS is terminated by your death or Retirement, you (or your legal representative in the case of death) will receive base salary and bonus for the year in which such termination occurs prorated through the date of such termination and will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be in accordance with PRGS' normal payroll procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates.

         (d) If your employment with PRGS is terminated for Disability (as defined above), you or your legal representative will receive all unpaid base salary and bonus for the year in which such termination occurs prorated through the date of termination

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                                                                     PRG Schultz

                  with such prorated base salary payable in accordance with PRGS' normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates.

         (e) If you fail to observe or perform any of your duties and obligations under Sections 3, 4, 5, 6 or 7 of the PRGS Employee Agreement, you will forfeit any right to severance or other termination payments of any amounts other than base salary prorated through the date of termination and upon PRGS' demand for same, you shall repay PRGS any severance or other termination payments paid to you after the date of termination of your employment with PRGS (other than such base salary).

7. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRGS to any affiliate of PRGS. The provisions of this Agreement will be binding upon your heirs and legal representatives.

8. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

If to PRGS:                                 PRG-Schultz USA, Inc.
                                            600 Galleria Parkway, Suite 100
                                            Atlanta, Georgia  30339
                                            Attention: General Counsel

If to you:                                  __________________________________
                                            __________________________________

9. Withholdings. PRGS will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

10. Entire Agreement. This Agreement, the Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this

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                                                                     PRG Schultz

         Agreement and each and every Section and subsection hereof. In the event of any conflict between the form Employee Agreement, this agreement will supercede the form Employee Agreement.

Enclosed is our new hire package, which includes the forms to be completed and returned to me at the Atlanta office - 600 Galleria Parkway, Suite 100, Atlanta, GA 30339.

Please confirm your acceptance of this offer by signing and returning both this letter and employee agreement to me within ten (10) days. If not returned by that date, this offer is null and void.

Best wishes,

/S/ John Cook
-----------------
John Cook
Chairman and CEO

Accepted and agreed:

/S/ James E. Moylan, Jr.                              3-8-04
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James E. Moylan, Jr.                            Date

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